     As filed with the Securities and Exchange Commission on August 22, 1997
                                                Registration No. 333-___________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                         -------------------------------
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            CAPITAL CORP OF THE WEST
                         -------------------------------
             (Exact name of registrant as specified in its charter)

          California                              6022                          77-0405791
-------------------------------          -------------------------         ---------------------
(State or other jurisdiction            (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)       Classification Code Number)         Identification No.)

    1160 West Olive Avenue, Suite A, Merced, California 95348  (209) 725-2200
    -------------------------------------------------------------------------
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                Thomas T. Hawker
                            Capital Corp of the West
                         1160 West Olive Avenue, Suite A
                            Merced, California  95348
                                 (209) 725-2200
                  --------------------------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                            -------------------------
                          Copies of communications to:

                Thomas G. Reddy                                       Henry M. Fields
                James M. Rockett                                    Kristian E. Wiggert
     McCutchen, Doyle, Brown & Enersen, LLP                       Morrison & Foerster LLP
            Three Embarcadero Center                       555 West Fifth Street, Suite 3500
        San Francisco, California  94111                        Los Angeles, California 90013
                Fax: 415-393-2286                                     Fax: 213-892-5454

       Approximate date of commencement of proposed sale of the securities to the public:  August 26, 1997

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.       / /
If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1)
of this Form, check the following box.       / /
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.      /X/     File No. 333-31193
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.      / /
If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.      / /

                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                      Proposed               Proposed
                                                Amount                 Maximum                Maximum
        Title of each Class of                  to be              Offering Price            Aggregate                 Amount of
      Securities to be Registered           Registered (1)          Per Share (2)       Offering Price (1),(2)     Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
      Common Stock, no par value            125,000 shares             $11.50                $1,437,500                $435.61
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes 16,837 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2)  Based upon the offering price of the securities to the public.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          EXPLANATION AND INCORPORATION
                      OF CERTAIN INFORMATION BY REFERENCE

          This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to register an additional 125,000 shares of common stock, no par value, of Capital Corp of the West ("Capital Corp"). The information in the Registration Statement on Form S-2,
(File No. 333-31193), as filed with the Securities and Exchange Commission by Capital Corp on July 14, 1997 and amended on August 8, 1997, including the exhibits thereto, is incorporated by reference into this Registration Statement.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merced, State of California, on August 21, 1997.

                                        CAPITAL CORP OF THE WEST
                                        (Registrant)

                                        By   /s/ Thomas T. Hawker
                                           ---------------------------------
                                                 Thomas T. Hawker
                                                 President and
                                                 Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

   Date                      Signature                       Title
   ----                      ---------                       -----

August 21, 1997       /s/ Thomas T. Hawker        President and Chief Executive
                    -------------------------           Officer and Director
                          Thomas T. Hawker        (Principal Executive Officer)

August 21, 1997       /s/ Janey E. Boyce            Senior Vice President and
                    -------------------------        Chief Financial Officer
                          Janey E. Boyce            (Principal Financial and
                                                       Accounting Officer)

August 21, 1997       /s/ Lloyd H. Ahlem          Director
                    -------------------------
                          Lloyd H. Ahlem

August 21, 1997       /s/ Dorothy L. Bizzini      Director
                    -------------------------
                          Dorothy L. Bizzini

August 21, 1997       /s/ Jerry E. Callister      Director
                    -------------------------
                          Jerry E. Callister

August 21, 1997       /s/ Jack F. Cauwels         Director
                    -------------------------
                          Jack F. Cauwels

August 21, 1997       /s/ John Fawcett            Director
                    -------------------------
                          John Fawcett

August 21, 1997       /s/ Robert E. Holl          Director
                    -------------------------
                          Robert E. Holl

August 21, 1997       /s/ Bertyl W. Johnson       Director
                    -------------------------
                          Bertyl W. Johnson

   Date                      Signature                       Title
   ----                      ---------                       -----

August 21, 1997       /s/  Tapan Munroe           Director
                    -------------------------
                           Tapan Munroe

August 21, 1997       /s/  James W. Tolladay      Director
                    -------------------------
                           James W. Tolladay

                                  EXHIBIT INDEX

Exhibits            Description of Exhibits
--------            -----------------------

5                   Form of opinion of McCutchen, Doyle, Brown & Enersen, LLP.

23.1                Consent of KPMG Peat Marwick LLP.

23.2 Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in their opinion filed as Exhibit 5).

                                    Exhibit 5

              [Letterhead of McCutchen, Doyle, Brown & Enersen LLP]

August 22, 1997                                           Direct: (415) 393-2188
                                                                 treddy@mdbe.com


Capital Corp of the West
1160 W. Olive Avenue, Suite A
Merced, CA  95348-3198

                       REGISTRATION STATEMENT ON FORM S-2

Ladies and Gentlemen:

          We have acted as counsel for Capital Corp of the West, a California corporation (the "Company"), in connection with the Registration Statement on Form S-2 (the "Registration Statement") filed by the Company on the date hereof under the Securities Act of 1933, as amended, to register an additional 125,000 shares of the Company's Common Stock, no par value, in addition to those shares registered on the Company's registration statement on Form S-2 (File No. 333-31193) as filed on July 14, 1997 and amended on August 8, 1997 (the "Previous Registration Statement"). The Registration Statement incorporates by reference the Previous Registration Statement in its entirety.

          We are of the opinion that the foregoing securities have been duly authorized and, when sold pursuant to the terms described in the Registration Statement will be duly and validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the use of our name under the caption "Legal Matters" in the Previous Registration Statement and to the incorporation by reference of the information in the Previous Registration Statement into the Resistration Statement.

                                        Very truly yours,

                              McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP

                         By              /s/ Thomas G. Reddy

                                          A Member of the Firm

                                  Exhibit 23.1

                      [Letterhead of KPMG Peat Marwick LLP]

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Capital Corp of the West

We consent to the use of our reports incorporated by reference herein and the reference to our firm under the heading "Experts" in the prospectus. The report on the 1995 financial statements reflects the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by Statement No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURES.

                                        /s/  KPMG Peat Marwick LLP

Sacramento, California
August 22, 1997